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                                                                    EXHIBIT 99.3


MICRO THERAPEUTICS COMPLETES $56 MILLION FINANCING

- Special Stockholders Meeting Results In New Majority Ownership and Changes To Board of Directors -

IRVINE, Calif., July 26 -- Micro Therapeutics, Inc. (Nasdaq: MTIX - news) held a special meeting of its stockholders today, at which they approved the sale of a majority stake of the company's common stock to Micro Investment, LLC, a limited liability company managed by Warburg, Pincus Equity Partners, L.P. Immediately following the meeting, the second stage of the two-stage financing agreement was completed, bringing to Micro Therapeutics (MTI) aggregate proceeds from the two stages totaling $56 million, before transaction expenses.

In the second stage of the financing, MTI sold approximately 8.1 million newly issued shares of common stock at a price of $6.00 and received proceeds, before transaction costs, of $48.7 million. Under Nasdaq Stock Market rules, the second stage required stockholder approval, since it would result in ownership by the investor of more than 50 percent of MTI's outstanding common shares. In the first stage, completed on June 19, 2001, MTI sold approximately 2.0 million shares at a price of $3.75 per share and received nearly $7.5 million. The proceeds will be used to support MTI's ongoing clinical, marketing and new product development programs, principally for the company's innovative Onyx(TM) Liquid Embolic System, pay off debt and pursue strategic opportunities.

"We have worked hard to secure the necessary financing to fund our business objectives and growth strategies," said John Rush, president and chief executive officer. "We believe the financing has placed us in the enviable position of having sufficient capital to fund our business to profitability, and has also added significant expertise to our Board of Directors."

Upon closing of the second stage of the financing, Elizabeth H. Weatherman, Richard B. Emmitt and Paul Buckman were added to MTI's Board of Directors. Ms. Weatherman is a general partner of Warburg, Pincus & Co., the sole general partner of the managing member of Micro Investment; Mr. Emmitt is a general partner of Vertical Group, L.P., which is the sole general partner of a member of Micro Investment; and Mr. Buckman is a member of Micro Investment. These individuals fill vacancies on the Board created by its expansion from six to seven members, under the terms of the financing agreement, and the voluntary resignations of Dick Allen and W. James Fitzsimmons. Continuing members of MTI's board of directors are George B. Wallace, John B. Rush, Kim D. Blickenstaff and Dale A. Spencer.

About Onyx

Onyx is a liquid embolic material that is delivered through MTI's proprietary micro catheters directly into a targeted vascular malformation, such as an aneurysm or arteriovenous malformation (AVM). Once inside the targeted malformation, the liquid quickly transforms into a spongy polymer mass designed to seal off the malformation from blood flow. Onyx is non-adhesive, which enhances controllability during delivery, and it is visible under fluoroscopy -- allowing clinicians a clear view of the embolization procedure in real-time.


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In Europe, MTI has received CE Mark to commercially promote Onyx for use in the treatment of aneurysms, AVMs and certain peripheral applications. In the U.S., the company is conducting pivotal clinical trials which are studying the use of Onyx in the treatment of aneurysms and AVMs. Investigational studies in Japan are planned but have not yet commenced. Worldwide, across all therapies, Onyx has been used in more than 1000 procedures.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive devices for the diagnosis and treatment of vascular disease. MTI was founded in June 1993 and shortly thereafter, launched a single line of minimally invasive devices for the treatment of blood clots. In addition to Onyx, MTI's current product line portfolio includes more than 130 medical devices serving the neuro vascular and peripheral vascular markets.

Statements contained in this press release which are not historical information, are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the company's ability to build a sales force, product development, risks and results of clinical testing, demand and market acceptance risks, the impact of competitive products and pricing, regulatory approval and future product development. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.'s operating and financial results are described in the company's prospectus dated February 18, 1997, as well as in its Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


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